AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 23, 1996
                                           REGISTRATION NO. 333-10557


                              SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, D.C.  20549
                                      ------------------

                                       AMENDMENT NO. 1
                                            TO
                                          FORM S-1

                                     REGISTRATION STATEMENT
                                            UNDER
                                   THE SECURITIES ACT OF 1933
                                    ------------------


                            PROFESSIONAL MEDICAL MANAGEMENT COMPANY
                 (Exact name of Registrant as specified in its charter)


       DELAWARE                         8011                      75 252 9809
(State or other jurisdiction of (Primary Standard Industry      (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)
                               ------------------


                     801 CHERRY STREET, SUITE 1450
                       FORT WORTH, TEXAS  76102
                            (817) 335-5035
          (Address, including zip code, and telephone number,
   including area code, of Registrant's principal executive offices)
                                ------------------


                               H. WAYNE POSEY
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                   PROFESSIONAL MEDICAL MANAGEMENT COMPANY
                        801 CHERRY STREET, SUITE 1450
                          FORT WORTH, TEXAS  76102
                               (817) 335-5035
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)
                             ------------------


                                 COPIES TO:
    MICHAEL JOSEPH, ESQ.                         JEFFREY A. CHAPMAN, ESQ.
  DYER ELLIS & JOSEPH, P.C.                       VINSON & ELKINS L.L.P.
 600 NEW HAMPSHIRE AVE., N.W.                  3700 TRAMMELL CROW CENTER
         SUITE 1000                                 2001 ROSS  AVENUE
   WASHINGTON, D.C.  20037                        DALLAS, TEXAS  75201
       (202) 944-3000                                (214) 220-7700

                              ------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.|_|
       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |X|
                                    ------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses payable in connection with the registration of the Common Stock that is the subject of this Registration Statement, all of which shall be borne by the Company. All the amounts shown are estimates except for the registration fee, the New York Stock Exchange listing fee, and the NASD filing fee.

                                                                  To Be Paid By
                                                                   Registrant

Securities and Exchange Commission registration fee......           $17,241.38
Nasdaq listing fee.......................................                    *
National Association of Securities Dealers filing fee....                5,500
Printing and engraving expenses..........................                    *
Legal fees and expenses..................................                    *
Accounting fees and expenses.............................                    *
Blue sky filing fees.....................................                    *
Miscellaneous............................................                    *
                                                                     ---------
    Total................................................            $       *

*   To be supplied by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Certificate of Incorporation and By-laws provide for indemnification of directors, officers, agents, and employees of the Company to the fullest extent permitted by law. Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of

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advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

         Since its inception, the Registrant has sold or issued the following unregistered securities:

         (1) In July and August 1994, the Registrant issued an aggregate of 1,148,000 shares of Common Stock at a purchase price of $0.045 per share and warrants to purchase an aggregate of 885,442 shares of Common Stock at an exercise price of $1.25 per share to certain of its officers, directors, employees, its counsel, and certain private investors.

         (2) In October and November 1994 the Registrant issued an aggregate of 1,226,150 shares of Class B Common Stock at a purchase price of $0.50 and warrants to purchase an aggregate of 966,456 shares of Class B Common Stock at an exercise price of $1.25 per share to certain directors of the Registrant, its counsel, and a private investor.

         (3) In October 1994 the Registrant issued 690,000 shares of Common Stock at a purchase price of $0.045 per share and warrants to purchase 543,556 shares of Common Stock at an exercise price of $1.25 per share to an individual who is an officer and director of the Registrant.

         (4) In November 1994 the Registrant issued 40,000 shares of Common Stock at a purchase price of $0.50 per share to an officer of the Registrant.

         (5) In January 1995 the Registrant issued an aggregate of 20,000 shares of Common Stock at a purchase price of $0.50 per share to an officer of the Registrant.

         (6) On June 15, 1995 the Registrant issued warrants to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $2.50 per share at a purchase price of $2.50 per warrant to two directors of the Registrant and a private investor.

         (7) On June 30, 1995 the Registrant issued, in connection with the acquisition of a physician group, an aggregate of 138,672 shares of redeemable Common Stock to the physicians in the practice group in a transaction valued at $6.00 per share.

         (8) In August 1995 the Registrant issued, in connection with the acquisition of a physician group, an aggregate of 26,624 shares of redeemable Common Stock to the physicians in the practice group in a transaction valued at $6.00 per share.

         (9) In December 1995 the Registrant issued an aggregate of 500,000 shares of Redeemable Convertible Preferred Stock and warrants to purchase 200,000 shares of Redeemable Convertible Preferred Stock at an exercise price of $6.00 per share for aggregate net consideration of $2,953,358 to venture capital investors.

         (10) In February 1996 the Registrant issued to a former employee 3,200 shares of Common Stock upon the exercise of options at an exercise price of $0.50 per share.


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



         (11) In February 1996 the Registrant issued 20,000 shares of Common Stock upon the exercise of options at an exercise price of $6.00 per share by an individual who is an officer and director of the Registrant.

         (12) In March 1996 the Registrant issued, in connection with the acquisition of two physician groups,$1,800,274 in convertible subordinated notes to the physicians of the groups.

         (13) In June 1996, in connection with the acquisition of a physician group, the Registrant issued 38,027 shares of Common Stock to the physicians in the group in a transaction valued at $12.00 per share.

         The issuances of securities in the above transactions were deemed to be exempt from registration under the Act in reliance on Section 4(2) thereof as transactions not involving a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      The following is a list of exhibits furnished:

     1*       Form of Purchase Agreement

     2# Asset Purchase Agreement dated as of January 19, 1996 by and among ProMedCo, Inc., ProMedCo Of Abilene, Inc. and Abilene Diagnostic Clinic, P.L.L.C.

     2(a) First Amendment to Asset Purchase Agreemente dated as of January 19, 1996 by and among ProMedCo., Inc. ProMedCo of Abilene, Inc. and Abilene Diagnostic Clinic, P.L.L.C.

     3.1* Restated Certificate of Incorporation of Professional Medical Management Company.

     3.2*     By-laws of Professional Medical Management Company.

     4*       Rights Agreement

     5*       Opinion of Counsel

     10.1# Interim Service Agreement dated as of January 19, 1996 by and between ProMedCo of Abilene, Inc. and Abilene Diagnostic Clinic, P.L.L.C.

     10.1(a) First Amendment to Service Agreement and Interim Service Agreement dated as of January 19, 1996 by and between ProMedCo of Abilene, Inc. and Abilene Diagnostic Clinic, P.L.L.C.

     10.2# Service Agreement dated as of January 19, 1996 by and between ProMedCo of Abilene, Inc. and Abilene Diagnostic Clinic, P.L.L.C.

     10.3# Service Agreement dated as of March 12, 1996 by and between ProMedCo, Inc. of Cullman, Inc. and Cullman Primary Care, P.C.

     10.4# Service Agreement dated as of April 1, 1996 by and between ProMedCo of Mayfield, Inc. and Morgan-Haugh, P.S.C.

     10.5# Amended and Restated Service Agreement dated as of June 24, 1996 by and between ProMedCo of Lake Worth, Inc. and Tarrant Family Practice, P.A.

     10.6# Service Agreement dated as of June 30, 1995 by and between ProMedCo of Denton, Inc. and North Texas Medical Surgical Clinic, P.A.



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



     10.7# Credit Agreement dated as of June 12, 1996 among ProMedCo, Inc., the Lenders referred to therein, and Nationscredit Commercial Corporation, as Agent

     10.8*    Director Stock Option Plan

     10.9*    Employee Stock Option Plan

     10.10*   Employee Stock Purchase Plan

     10.11*   Physician Stock Option Plan

     10.12*   Employment Agreement with H. Wayne Posey

     10.13*   Employment Agreement with Richard R. D'Antoni

     10.14*   Employment Agreement with Dale K. Edwards

     10.15*   Employment Agreement with R. Alan Gleghorn

     10.16*   Employment Agreement with Steve W. Ratton, Jr.

     11*      Computation of Net Income Per Share

     22*      List of Subsidiaries

     23.1+    Consent of Independent Accountants

     23.2*    Consent of Counsel (included as part of Exhibit 5)

     24+      Powers of Attorney

     27+      Financial Data Schedule

____________________
*    To be filed by amendment
+    Previously filed
#    Confidential treatment requested

     (b) The following is a list of financial statement schedules furnished:

Schedule II Valuation and qualifying accounts for the period from inception (July 1, 1994) to December 31, 1994, the year ended December 31, 1995 and the six months ended June 30, 1996

         Schedules not listed above have been omitted because they are not applicable or because required information is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:


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         (1) To provide to the Underwriters at the closing specified in the
Purchase Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

         (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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


                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, this registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth and State of Texas on the 23rd day of August, 1996.

                         PROFESSIONAL MEDICAL MANAGEMENT
                                      COMPANY

                         By:              *
                                    H. Wayne Posey
                         President and Chief Executive  Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                      TITLE                                  DATE

                *
H. Wayne Posey      President, Chief Executive                  August 23, 1996
                      Officer, and Director
                  (Principal Executive Officer)

                *
Steve W. Ratton, Jr.  Vice President - Finance                  August 23, 1996
                      (Principal Financial and
                        Accounting Officer)

                 *
Richard E. Ragsdale           Chairman                          August 23, 1996

                  *
E. Thomas Chaney               Director                         August 23, 1996

                 *
David T. Bailey, M.D.          Director                         August 23, 1996

                  *
Richard R. D'Antoni            Director                         August 23, 1996


James F. Herd, M.D.            Director                         August   , 1996

                    *
Jack W. McCaslin               Director                         August 23, 1996

By:      /s/ MICHAEL JOSEPH
              Michael Joseph
             Attorney-in-Fact

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